Exhibit 99.1

News Release
Contacts:
Steve Dale	Judith T. Murphy
Media	Investors/Analysts
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE FIRST QUARTER OF 2011
Achieves Total Net Revenue of $4.5 Billion; Earns Over $1 Billion in Net Income
     MINNEAPOLIS, April 19, 2011 — U.S. Bancorp (NYSE: USB) today reported net income of $1,046 million for the first quarter of 2011, or $.52 per diluted common share. Earnings for the first quarter of 2011 were driven by year-over-year growth in total net revenue and a reduction in the provision for credit losses. Included in the first quarter of 2011 was a $46 million gain related to the acquisition of First Community Bank of New Mexico (“FCB”) in a transaction with the Federal Deposit Insurance Corporation (“FDIC”). Highlights for the first quarter of 2011 included:
•	Strong new lending activity of $47.4 billion during the first quarter including:
•	$11.9 billion of new commercial and commercial real estate commitments

•	$15.9 billion of commercial and commercial real estate commitment renewals

•	$1.9 billion of lines related to new credit card accounts

•	$17.7 billion of mortgage and other retail originations
•	Average total loan growth of 2.4 percent (2.1 percent excluding acquisitions) over the first quarter of 2010
•	Average total loan growth of 1.1 percent over the prior quarter (.7 percent excluding acquisitions)
•	Average total commercial loan growth of 2.1 percent over the prior quarter (1.9 percent excluding acquisitions)
•	Significant growth in average deposits of 11.9 percent (7.3 percent excluding acquisitions) over the first quarter of 2010, including:
•	16.3 percent growth in average noninterest-bearing deposits (15.6 percent excluding acquisitions)
•	14.9 percent growth in average total savings deposits (8.1 percent excluding acquisitions)
•	Total net revenue growth of 4.6 percent over the first quarter of 2010

U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

•	Net interest income growth of 4.3 percent over the first quarter of 2010, driven by:
•	Average earning asset growth of 10.1 percent, including predicted growth in the investment securities portfolio (22.1 percent)
•	Exceptionally strong growth in lower cost core deposit funding
•	Net interest margin of 3.69 percent for the first quarter of 2011, compared with 3.90 percent for the first quarter of 2010, and 3.83 percent for the fourth quarter of 2010 (decline due to higher investment securities portfolio balances and a higher cash position at the Federal Reserve, the result of unexpectedly strong deposit growth)
•	Strong year-over-year growth in payments-related fee income and commercial products revenue, driven by:
•	Higher credit and debit card revenue (3.5 percent), corporate payment products revenue (4.2 percent) and merchant processing services revenue (3.1 percent)
•	An 18.6 percent increase in commercial products revenue (including syndication revenue, foreign exchange revenue, standby letters of credit fees and commercial loan fees)
•	Net charge-offs and nonperforming assets declined on a linked quarter basis. Provision for credit losses was $50 million less than net charge-offs.
•	Sixth consecutive quarterly decrease in the provision for credit losses
•	Net charge-offs declined 14.1 percent from the fourth quarter of 2010
•	Excluding the FCB acquisition, nonperforming assets (excluding covered assets) decreased 4.7 percent from the fourth quarter of 2010
•	Early and late stage loan delinquencies (excluding covered loans) as a percentage of ending loan balances declined in most loan categories on a linked quarter basis
•	Allowance to period-end loans (excluding covered loans) was 2.97 percent at March 31, 2011, compared with 3.03 percent at December 31, 2010, and 3.20 percent at March 31, 2010
•	Allowance to nonperforming assets (excluding covered assets) was 154 percent at March 31, 2011, compared with 162 percent at December 31, 2010, and 136 percent at March 31, 2010
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

•	Strong capital generation continues to strengthen capital position; ratios at March 31, 2011 were:
•	Tier 1 common equity ratio of 8.2 percent

•	Tier 1 capital ratio of 10.8 percent

•	Total risk based capital ratio of 13.8 percent

•	Tier 1 common ratio of 7.7 percent under anticipated Basel III guidelines
•	Dividend and share authorization announced March 18th
•	Annual dividend raised from $.20 to $.50, a 150 percent increase

•	Share repurchase authorization of 50 million shares through December 31, 2011

EARNINGS SUMMARY	Table 1

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q11 vs	1Q11 vs
($ in millions, except per-share data)	2011	2010	2010	4Q10	1Q10
Net income attributable to U.S. Bancorp	$1,046	$974	$669	7.4	56.4
Diluted earnings per common share	$.52	$.49	$.34	6.1	52.9

Return on average assets (%)	1.38	1.31	.96
Return on average common equity (%)	14.5	13.7	10.5
Net interest margin (%)	3.69	3.83	3.90
Efficiency ratio (%)	51.1	52.5	49.0
Tangible efficiency ratio (%) (a)	49.5	50.6	46.8

Dividends declared per common share	$.125	$.050	$.050	nm	nm
Book value per common share (period-end)	$14.83	$14.36	$13.16	3.3	12.7

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.
     Net income attributable to U.S. Bancorp was $1,046 million for the first quarter of 2011, 56.4 percent higher than the $669 million for the first quarter of 2010 and 7.4 percent higher than the $974 million for the fourth quarter of 2010. Diluted earnings per common share of $.52 in the first quarter of 2011 were $.18 higher than the first quarter of 2010 and $.03 higher than the previous quarter. Return on average assets and return on average common equity were 1.38 percent and 14.5 percent, respectively, for the first quarter of 2011, compared with .96 percent and 10.5 percent, respectively, for the first quarter of 2010. Included in the first quarter of 2011 was a $46 million FCB gain that increased first quarter of 2011 diluted earnings per common share by approximately $.02. Significant items in the fourth quarter of 2010 included a $103
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

million gain ($41 million after tax) from the exchange of the long-term asset management business of FAF Advisors, Inc., an affiliate of the Company, for an equity interest in Nuveen Investments and cash consideration (“Nuveen Gain”), partially offset by $14 million of net securities losses, while the first quarter of 2010 included net securities losses of $34 million. The provision for credit losses for the first quarter of 2011 was $50 million lower than net charge-offs as compared with $25 million lower than net charge-offs for the fourth quarter of 2010 and $175 million in excess of net charge-offs for the first quarter of 2010.
     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Our results for the first quarter of 2011 reflected our proven business model during a recovering, yet still uncertain, economic environment. Total net revenue grew by 4.6 percent over the first quarter of 2010, and we achieved year-over-year average loan growth of 2.4 percent and linked quarter average loan growth of just over one percent. Deposit growth was exceptionally strong. The growth in total net revenue and significantly lower credit costs resulted in earnings of over $1.0 billion for the quarter.
     “Our balance sheet and fee-based businesses continued to build momentum during the first quarter of 2011. Average commercial loans outstanding were 1.9 percent higher, excluding acquisitions, in the first quarter than the prior quarter, as lending and commitments to corporate, middle market and small business customers grew. Contributing to this growth were our metropolitan branch banking and in-store divisions, which together increased average small business loans outstanding by over 22 percent year-over-year and by 3.9 percent linked quarter. The growth in lending activity and commitments, higher deposits, new and enhanced product capabilities and expansion initiatives in each of our business lines contributed to strong first quarter net revenue, which was, in fact, a record first quarter total for our Company.
     “We continue to invest in our franchise, most notably this quarter with the acquisition of the banking operations of First Community Bank from the FDIC. The acquisition extended our branch banking franchise into New Mexico, our 25th contiguous state, and immediately established us as one of the top three banks in terms of market share in this new attractive market. The purchase of FCB fits perfectly into our strategy of acquiring businesses and smaller fill-in banking franchises that add product and service capabilities, as well as profitable scale to our existing business lines and footprint in comparatively low-risk transactions.
     “Our adherence to prudent underwriting and an improving economy resulted in significantly lower credit costs for the first quarter. Lower net charge-offs, improving risk ratings and a more positive economic outlook led to a $50 million reserve release in the current quarter, compared with a reserve build of $175
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

million in the first quarter of last year and a $25 million reserve release in the prior quarter. We expect net charge-offs and nonperforming assets to decline again in the coming quarter.
     “Our capital levels are strong and growing, as we ended the quarter with a Tier 1 common equity ratio of 8.2 percent and a Tier 1 capital ratio of 10.8 percent. On March 18th we announced a 150 percent increase in our dividend rate after receiving notice from the Federal Reserve that they did not object to our request to increase our dividend or undertake the other capital distributions included in the Company’s Comprehensive Capital Plan. Raising the dividend has been a priority for this management team and our board of directors for more than a year, as we continued to generate and build significant capital each and every quarter. I am pleased to begin rewarding our shareholders for their patience, confidence and support during the recent economic downturn. In addition to the dividend increase, our board of directors authorized a 50 million share common stock repurchase program, which provides the Company with added flexibility going forward as we seek to return capital to our shareholders.
     “The economy is slowly recovering. We can see it in our customers’ actions — from growth in small business lending to higher payment processing transaction volumes to improving credit metrics — and, importantly, in our customers’ outlook. A healthy banking industry is crucial to the country’s economic growth and future prosperity, and our Company and our employees are taking an active role in Washington D.C., communicating with our regulators, legislators and the administration. In fact, this year U.S. Bank market leaders from across our footprint have attended over 130 meetings with representatives in Washington D.C. We are working on behalf of the industry to make certain that our voice is heard and that new regulation and legislation supports the recovery, rather than stifles the country’s progress.
     “And we are working everyday on behalf of our stakeholders. Emerging from this downturn as a stronger Company, I am confident that our operating model, our prudent risk management and growth strategies will continue to serve us well for the benefit of our employees, customers, communities and, importantly, our shareholders.”
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

INCOME STATEMENT HIGHLIGHTS	Table 2

				Percent	Percent
				Change	Change
(Taxable-equivalent basis, $ in millions,	1Q	4Q	1Q	1Q11 vs	1Q11 vs
except per-share data)	2011	2010	2010	4Q10	1Q10
Net interest income	$2,507	$2,499	$2,403	.3	4.3
Noninterest income	2,012	2,222	1,918	(9.5)	4.9

Total net revenue	4,519	4,721	4,321	(4.3)	4.6
Noninterest expense	2,314	2,485	2,136	(6.9)	8.3

Income before provision and taxes	2,205	2,236	2,185	(1.4)	.9
Provision for credit losses	755	912	1,310	(17.2)	(42.4)

Income before taxes	1,450	1,324	875	9.5	65.7
Taxable-equivalent adjustment	55	53	51	3.8	7.8
Applicable income taxes	366	315	161	16.2	nm

Net income	1,029	956	663	7.6	55.2
Net (income) loss attributable to noncontrolling interests	17	18	6	(5.6)	nm

Net income attributable to U.S. Bancorp	$1,046	$974	$669	7.4	56.4

Net income applicable to U.S. Bancorp common shareholders	$1,003	$951	$648	5.5	54.8

Diluted earnings per common share	$.52	$.49	$.34	6.1	52.9

     Net income attributable to U.S. Bancorp for the first quarter of 2011 was $377 million (56.4 percent) higher than the first quarter of 2010 and $72 million (7.4 percent) higher than the fourth quarter of 2010. The increase in net income year-over-year was principally the result of growth in total net revenue, driven by increases in both net interest income and fee-based revenue, and a lower provision for credit losses. These positive variances were partially offset by an increase in total noninterest expense. The increase in net income attributable to U.S. Bancorp on a linked quarter basis was driven by a lower provision for credit losses and a decrease in total noninterest expense, partially offset by a decline in total noninterest income.
     Total net revenue on a taxable-equivalent basis for the first quarter of 2011 was $4,519 million; $198 million (4.6 percent) higher than the first quarter of 2010, reflecting a 4.3 percent increase in net interest income and a 4.9 percent increase in noninterest income. The increase in net interest income year-over-year was largely the result of an increase in average earning assets and continued growth in lower cost core deposit funding. Noninterest income increased year-over-year, primarily due to higher payments-related revenue, commercial products revenue and other income, as well as lower net securities losses. Total net revenue on a taxable-equivalent basis was $202 million (4.3 percent) lower on a linked quarter basis,
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

principally due to a 9.5 percent decrease in total noninterest income driven by lower mortgage banking revenue, seasonally lower payments-related revenue and lower other income.
     Total noninterest expense in the first quarter of 2011 was $2,314 million; $178 million (8.3 percent) higher than the first quarter of 2010 and $171 million (6.9 percent) lower than the fourth quarter of 2010. The increase in total noninterest expense year-over-year was primarily due to higher compensation and employee benefits expense. The decrease in total noninterest expense on a linked quarter basis was principally due to seasonally higher fourth quarter of 2010 costs related to investments in affordable housing and other tax-advantaged projects, professional services and marketing and business development expenses.
     The Company’s provision for credit losses declined from a year ago and on a linked quarter basis. The provision for credit losses for the first quarter of 2011 was $755 million, $157 million lower than the fourth quarter of 2010 and $555 million lower than the first quarter of 2010. The provision for credit losses was $50 million lower than net charge-offs in the first quarter of 2011. In the fourth quarter of 2010, the provision for credit losses was $25 million lower than net charge-offs, while in the first quarter of 2010, it exceeded net charge-offs by $175 million. Net charge-offs in the first quarter of 2011 were $805 million, compared with $937 million in the fourth quarter of 2010, and $1,135 million in the first quarter of 2010. Given current economic conditions, the Company expects the level of net charge-offs to continue to trend lower in the second quarter of 2011.
     Nonperforming assets include assets originated by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements (“covered assets”) that substantially reduce the risk of credit losses to the Company. Additionally, nonperforming assets included $287 million of loans and other real estate acquired through the recent acquisition of FCB from the FDIC, which are not covered by a loss sharing agreement. Assets associated with the FCB transaction were recorded at their estimated fair value at the acquisition date and included in the related asset categories. Excluding covered assets, nonperforming assets were $3,479 million at March 31, 2011, $3,351 million at December 31, 2010, and $3,995 million at March 31, 2010. The increase on a linked quarter basis was due to the FCB acquisition. Without the impact of FCB, nonperforming assets, excluding covered assets, at March 31, 2011, were $3,192 million, a 4.7 percent decrease from the prior quarter. The decline, without FCB, on linked quarter and year-over-year basis was led by reductions in nonperforming construction and land development assets as the Company continued to resolve and reduce exposure to these problem assets, in addition to improvement in other commercial portfolios, reflecting the stabilizing economy. However, there was continued stress in the
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

residential mortgage portfolio, due to the overall duration of the economic slowdown. Covered nonperforming assets were $1,541 million at March 31, 2011, $1,697 million at December 31, 2010, and $2,385 million at March 31, 2010. The majority of the nonperforming covered assets were considered credit-impaired at acquisition and were recorded at their estimated fair value at the date of acquisition. The ratio of the allowance for credit losses to period-end loans, excluding covered loans, was 2.97 percent at March 31, 2011, compared with 3.03 percent at December 31, 2010, and 3.20 percent at March 31, 2010. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.78 percent at March 31, 2011, compared with 2.81 percent at December 31, 2010, and 2.85 percent at March 31, 2010. The Company expects total nonperforming assets, excluding covered assets, to trend lower in the second quarter of 2011.
     On April 13, 2011, U.S. Bancorp’s two primary banking subsidiaries, U.S. Bank National Association and U.S. Bank National Association ND, consented to the issuance of a Consent Order with the Office of the Comptroller of the Currency regarding residential mortgage servicing and foreclosure processes. U.S. Bancorp entered into a related Consent Order with the Board of Governors of the Federal Reserve System. The Orders were the result of the recent interagency horizontal review of the foreclosure practices of the 14 largest mortgage servicers in the United States. U.S. Bank is a relatively small participant in the mortgage servicing market (approximately 2 percent), and has long been committed to sound modification and foreclosure practices. Foreclosure has always been regarded as the last resort. U.S. Bank will continue to support its customers during these challenging economic times and stands ready to assist them. Any recommendations by our regulators for improvements to our processes are always taken very seriously, and we are committed to working with the regulators to quickly resolve any outstanding issues.
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

NET INTEREST INCOME	Table 3

				Change	Change
	1Q	4Q	1Q	1Q11 vs	1Q11 vs
(Taxable-equivalent basis; $ in millions)	2011	2010	2010	4Q10	1Q10

Components of net interest income
Income on earning assets	$3,157	$3,148	$3,046	$9	$111
Expense on interest-bearing liabilities	650	649	643	1	7

Net interest income	$2,507	$2,499	$2,403	$8	$104

Average yields and rates paid
Earning assets yield	4.65%	4.82%	4.94%	(.17)%	(.29)%
Rate paid on interest-bearing liabilities	1.18	1.21	1.24	(.03)	(.06)

Gross interest margin	3.47%	3.61%	3.70%	(.14)%	(.23)%

Net interest margin	3.69%	3.83%	3.90%	(.14)%	(.21)%

Average balances
Investment securities (a)	$56,405	$49,790	$46,211	$6,615	$10,194
Loans	197,570	195,484	192,878	2,086	4,692
Earning assets	273,940	259,859	248,828	14,081	25,112
Interest-bearing liabilities	223,886	212,308	209,538	11,578	14,348
Net free funds (b)	50,054	47,551	39,290	2,503	10,764

(a)	Excludes unrealized gain (loss)

(b)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities less non-earning assets.
Net Interest Income
     Net interest income on a taxable-equivalent basis in the first quarter of 2011 was $2,507 million, compared with $2,403 million in the first quarter of 2010, an increase of $104 million (4.3 percent). The increase was principally the result of growth in average earning assets and growth in lower cost core deposit funding. Average earning assets were $25.1 billion (10.1 percent) higher than the first quarter of 2010, driven by increases of $4.7 billion (2.4 percent) in average loans, $10.2 billion (22.1 percent) in average investment securities and $8.1 billion in average other earning assets, which included balances held at the Federal Reserve. Net interest income was relatively flat on a linked quarter basis, as growth in average earning assets, largely in lower yielding investment securities and balances at the Federal Reserve, more than offset the impact of fewer days in the first quarter relative to the prior quarter. The net interest margin was 3.69 percent in the first quarter of 2011, 3.90 percent in the first quarter of 2010, and 3.83 percent in the fourth quarter of 2010. The decline in the net interest margin year-over-year and on a linked quarter basis
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

reflected higher balances in lower yielding investment securities and growth in cash balances held at the Federal Reserve.

AVERAGE LOANS	Table 4

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q11 vs	1Q11 vs
($ in millions)	2011	2010	2010	4Q10	1Q10

Commercial	$42,683	$41,700	$40,837	2.4	4.5
Lease financing	6,030	6,012	6,445	.3	(6.4)

Total commercial	48,713	47,712	47,282	2.1	3.0
Commercial mortgages	27,709	26,750	25,444	3.6	8.9
Construction and development	7,470	7,827	8,707	(4.6)	(14.2)

Total commercial real estate	35,179	34,577	34,151	1.7	3.0
Residential mortgages	31,777	29,659	26,408	7.1	20.3
Credit card	16,124	16,403	16,368	(1.7)	(1.5)
Retail leasing	4,647	4,459	4,509	4.2	3.1
Home equity and second mortgages	18,801	19,119	19,402	(1.7)	(3.1)
Other retail	24,691	24,983	23,343	(1.2)	5.8

Total retail	64,263	64,964	63,622	(1.1)	1.0

Total loans, excluding covered loans	179,932	176,912	171,463	1.7	4.9

Covered loans	17,638	18,572	21,415	(5.0)	(17.6)

Total loans	$197,570	$195,484	$192,878	1.1	2.4

     Total average loans were $4.7 billion (2.4 percent) higher in the first quarter of 2011 than the first quarter of 2010, driven by growth in residential mortgages (20.3 percent), total commercial loans (3.0 percent), total commercial real estate loans (3.0 percent) and total retail loans (1.0 percent). These increases were partially offset by a 17.6 percent decline in average covered loans. Total average loans were $2.1 billion (1.1 percent) higher in the first quarter of 2011 than the fourth quarter of 2010, as increases in the majority of loan categories, including residential mortgages (7.1 percent), total commercial loans (2.1 percent), and total commercial real estate loans (1.7 percent) were partially offset by lower covered loans (5.0 percent) and total retail loans (1.1 percent). The increases were driven by demand for loans and lines by new and existing credit-worthy borrowers and the impact of the FCB acquisition.
     Average investment securities in the first quarter of 2011 were $10.2 billion (22.1 percent) higher year-over-year and $6.6 billion (13.3 percent) higher than the prior quarter. The increases over the prior year and
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

linked quarter were primarily due to purchases of U.S. Treasury and government agency-backed securities, as the Company continued to move liquidity on-balance sheet.

AVERAGE DEPOSITS	Table 5

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q11 vs	1Q11 vs
($ in millions)	2011	2010	2010	4Q10	1Q10

Noninterest-bearing deposits	$44,189	$42,950	$38,000	2.9	16.3
Interest-bearing savings deposits
Interest checking	42,645	41,920	39,994	1.7	6.6
Money market savings	45,649	39,585	40,902	15.3	11.6
Savings accounts	25,330	23,470	18,029	7.9	40.5

Total of savings deposits	113,624	104,975	98,925	8.2	14.9
Time certificates of deposit less than $100,000	15,264	15,212	18,335	.3	(16.7)
Time deposits greater than $100,000	31,228	27,176	27,271	14.9	14.5

Total interest-bearing deposits	160,116	147,363	144,531	8.7	10.8

Total deposits	$204,305	$190,313	$182,531	7.4	11.9

     Average total deposits for the first quarter of 2011 were $21.8 billion (11.9 percent) higher than the first quarter of 2010. Noninterest-bearing deposits increased $6.2 billion (16.3 percent) year-over-year, largely due to growth in Wholesale Banking and Consumer and Small Business Banking balances. Average total savings deposits were $14.7 billion (14.9 percent) higher year-over-year, the result of growth in corporate trust balances, including the impact of the December 30, 2010, acquisition of the securitization trust administration businesses of Bank of America, N.A. (“securitization trust acquisition”), and Consumer and Small Business Banking balances. Average time certificates of deposit less than $100,000 were $3.1 billion (16.7 percent) lower year-over-year, reflecting maturities and fewer renewals given the current rate environment. Time deposits greater than $100,000 increased $4.0 billion (14.5 percent), principally due to higher balances in Wholesale Banking and institutional and corporate trust, including the impact of the securitization trust and FCB acquisitions.
     Average total deposits increased $14.0 billion (7.4 percent) over the fourth quarter of 2010. Noninterest-bearing deposits increased $1.2 billion (2.9 percent) with increases across the majority of business lines. Total average savings deposits increased $8.6 billion (8.2 percent) on a linked quarter basis due to higher corporate trust balances, including the impact of the securitization trust acquisition, and increased balances in Consumer and Small Business Banking. Average time deposits less than $100,000
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

remained relatively flat as a decline in Consumer and Small Business Banking was offset by the impact of the FCB acquisition. Average time deposits over $100,000 were $4.1 billion (14.9 percent) higher on a linked quarter basis, reflecting the securitization trust and FCB acquisitions, partially offset by maturities and fewer renewals given the low interest rate environment and wholesale funding decisions.

NONINTEREST INCOME	Table 6

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q11 vs	1Q11 vs
($ in millions)	2011	2010	2010	4Q10	1Q10

Credit and debit card revenue	$267	$293	$258	(8.9)	3.5
Corporate payment products revenue	175	173	168	1.2	4.2
Merchant processing services	301	323	292	(6.8)	3.1
ATM processing services	112	105	105	6.7	6.7
Trust and investment management fees	256	282	264	(9.2)	(3.0)
Deposit service charges	143	144	207	(.7)	(30.9)
Treasury management fees	137	134	137	2.2	—
Commercial products revenue	191	208	161	(8.2)	18.6
Mortgage banking revenue	199	250	200	(20.4)	(.5)
Investment products fees and commissions	32	29	25	10.3	28.0
Securities gains (losses), net	(5)	(14)	(34)	64.3	85.3
Other	204	295	135	(30.8)	51.1

Total noninterest income	$2,012	$2,222	$1,918	(9.5)	4.9

Noninterest Income
     First quarter noninterest income was $2,012 million; $94 million (4.9 percent) higher than the first quarter of 2010 and $210 million (9.5 percent) lower than the fourth quarter of 2010. Year-over-year, noninterest income benefited from payments-related revenues, which were $25 million (3.5 percent) higher, largely due to increased transaction volumes and business expansion, and a $30 million (18.6 percent) increase in commercial products revenue, attributable to higher standby letters of credit fees, commercial loan and syndication fees, foreign exchange income and other capital markets revenue. Additionally, there was a $29 million (85.3 percent) improvement in net securities losses and other income was higher than the first quarter of 2010 by $69 million (51.1 percent), principally due to the FCB gain and a gain related to the Company’s investment in Visa Inc. (NYSE: V) (“Visa Gain”). Offsetting these positive variances was a decrease in trust and investment management fees of $8 million (3.0 percent), primarily due to the transfer of
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

the long-term asset management business to Nuveen Investments in the fourth quarter of 2010. This decline was partially offset by the positive impact of the securitization trust acquisition and improved market conditions. Deposit service charges decreased $64 million (30.9 percent), as the result of Company-initiated and regulatory revisions to overdraft fee policies, partially offset by core account growth.
     Noninterest income was $210 million (9.5 percent) lower in the first quarter of 2011 than the fourth quarter of 2010. Payments-related revenue decreased $46 million (5.8 percent), primarily driven by seasonally lower merchant processing and credit and debit card transaction volumes. Trust and investment management fees were $26 million (9.2 percent) lower on a linked quarter basis, mainly due to the transfer of the long-term asset management business to Nuveen Investments in the fourth quarter of 2010, partially offset by the positive impact of the securitization trust acquisition. The decrease in commercial products revenue of $17 million (8.2 percent) from the fourth quarter of 2010 was attributable to lower syndication and other capital markets fees. Mortgage banking revenue declined by $51 million (20.4 percent), primarily due to lower sales and origination revenue, partially offset by a higher net valuation of mortgage servicing rights (“MSRs”). Other income decreased by $91 million (30.8 percent) as the first quarter of 2011 FCB and Visa Gains were more than offset by the fourth quarter of 2010 Nuveen and Visa Gains.

NONINTEREST EXPENSE	Table 7

				Percent	Percent
				Change	Change
	1Q	4Q	1Q	1Q11 vs	1Q11 vs
($ in millions)	2011	2010	2010	4Q10	1Q10

Compensation	$959	$999	$861	(4.0)	11.4
Employee benefits	230	171	180	34.5	27.8
Net occupancy and equipment	249	237	227	5.1	9.7
Professional services	70	97	58	(27.8)	20.7
Marketing and business development	65	106	60	(38.7)	8.3
Technology and communications	185	187	185	(1.1)	—
Postage, printing and supplies	74	78	74	(5.1)	—
Other intangibles	75	89	97	(15.7)	(22.7)
Other	407	521	394	(21.9)	3.3

Total noninterest expense	$2,314	$2,485	$2,136	(6.9)	8.3

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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

Noninterest Expense
     Noninterest expense in the first quarter of 2011 totaled $2,314 million, an increase of $178 million (8.3 percent) over the first quarter of 2010, and a $171 million decrease (6.9 percent) from the fourth quarter of 2010. The increase in noninterest expense over the same quarter of last year was principally due to increased compensation and employee benefits expense. Compensation and employee benefits expense increased over the prior year by $98 million (11.4 percent) and $50 million (27.8 percent), respectively. Compensation expense increased primarily because of acquisitions, branch expansion and other business initiatives, higher incentives related to the Company’s improved financial results and merit increases. Employee benefits expense increased due to higher pension and medical costs and the impact of additional staff. Net occupancy and equipment expense increased $22 million (9.7 percent) year-over-year largely due to business expansion and technology initiatives. Professional services expense was $12 million (20.7 percent) higher year-over-year, due to technology-related and other projects across multiple business lines. Other expense was higher by $13 million (3.3 percent) primarily due to insurance and litigation matters. These increases were partially offset by a decrease in other intangibles expense of $22 million (22.7 percent) compared with the prior year, due to the reduction or completion of the amortization of certain intangibles.
     Noninterest expense was $171 million (6.9 percent) lower on a linked quarter basis. Compensation expense decreased $40 million (4.0 percent), principally due to lower incentives and commissions, partially offset by the impact of business expansion initiatives. Professional services and marketing and business development expenses were lower on a linked quarter basis by $27 million (27.8 percent) and $41 million (38.7 percent), respectively, due to the timing of payments-related initiatives and the impact of seasonally higher expenses in the fourth quarter of 2010. Other intangibles expense declined $14 million (15.7 percent) due to the reduction or completion of the amortization of certain intangibles. In addition, other expense decreased $114 million (21.9 percent) from the fourth quarter of 2010 mainly due to lower acquisition integration expense, lower costs associated with other real estate owned and seasonally higher investments in affordable housing and other tax-advantaged projects in the fourth quarter of 2010. These favorable variances were partially offset by a $59 million (34.5 percent) increase in employee benefits expense, reflecting higher pension expense, medical costs and a seasonal increase in payroll taxes.
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

Provision for Income Taxes
     The provision for income taxes for the first quarter of 2011 resulted in a tax rate on a taxable-equivalent basis of 29.0 percent (effective tax rate of 26.2 percent), compared with 24.2 percent (effective tax rate of 19.5 percent) in the first quarter of 2010 and 27.8 percent (effective tax rate of 24.8 percent) in the fourth quarter of 2010. The increase in the effective tax rate primarily reflected the marginal impact of higher pretax earnings.
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

ALLOWANCE FOR CREDIT LOSSES	Table 8

	1Q	4Q	3Q	2Q	1Q
($ in millions)	2011	2010	2010	2010	2010

Balance, beginning of period	$5,531	$5,540	$5,536	$5,439	$5,264

Net charge-offs
Commercial	125	117	153	223	243
Lease financing	14	17	18	22	34

Total commercial	139	134	171	245	277
Commercial mortgages	40	90	113	71	46
Construction and development	85	129	94	156	146

Total commercial real estate	125	219	207	227	192

Residential mortgages	129	131	132	138	145

Credit card	247	275	296	317	312
Retail leasing	1	1	2	4	5
Home equity and second mortgages	81	83	79	79	90
Other retail	81	91	101	99	111

Total retail	410	450	478	499	518

Total net charge-offs, excluding covered loans	803	934	988	1,109	1,132
Covered loans	2	3	7	5	3

Total net charge-offs	805	937	995	1,114	1,135
Provision for credit losses	755	912	995	1,139	1,310
Net change for credit losses to be reimbursed by the FDIC	17	16	4	72	—

Balance, end of period	$5,498	$5,531	$5,540	$5,536	$5,439

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$5,161	$5,218	$5,245	$5,248	$5,235
Allowance for credit losses to be reimbursed by the FDIC	109	92	76	72	—
Liability for unfunded credit commitments	228	221	219	216	204

Total allowance for credit losses	$5,498	$5,531	$5,540	$5,536	$5,439

Gross charge-offs	$899	$1,035	$1,069	$1,186	$1,206
Gross recoveries	$94	$98	$74	$72	$71

Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	2.97	3.03	3.10	3.18	3.20
Nonperforming loans, excluding covered loans	180	192	181	168	156
Nonperforming assets, excluding covered assets	154	162	153	146	136

Period-end loans	2.78	2.81	2.85	2.89	2.85
Nonperforming loans	133	136	133	120	109
Nonperforming assets	110	110	102	94	85
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

Credit Quality
     Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions stabilized. The allowance for credit losses was $5,498 million at March 31, 2011, compared with $5,531 million at December 31, 2010, and $5,439 million at March 31, 2010. Total net charge-offs in the first quarter of 2011 were $805 million, compared with $937 million in the fourth quarter of 2010, and $1,135 million in the first quarter of 2010. The decrease in total net charge-offs was principally due to improvement in the commercial real estate, credit card and other retail portfolios. The Company recorded $755 million of provision for credit losses, $50 million less than net charge-offs during the first quarter of 2011. The allowance for credit losses reimbursable by the FDIC was higher than the prior quarter by $17 million.
     Commercial and commercial real estate loan net charge-offs decreased to $264 million in the first quarter of 2011 (1.28 percent of average loans outstanding), compared with $353 million (1.70 percent of average loans outstanding) in the fourth quarter of 2010 and $469 million (2.34 percent of average loans outstanding) in the first quarter of 2010. The decrease primarily reflected the impact of efforts to resolve and reduce exposure to problem assets in the Company’s commercial real estate portfolios.
     Residential mortgage loan net charge-offs decreased to $129 million (1.65 percent of average loans outstanding) in the first quarter of 2011, compared with $131 million (1.75 percent of average loans outstanding) in the fourth quarter of 2010 and $145 million (2.23 percent of average loans outstanding) in the first quarter of 2010. Total retail loan net charge-offs were $410 million (2.59 percent of average loans outstanding) in the first quarter of 2011, lower than the $450 million (2.75 percent of average loans outstanding) in the fourth quarter of 2010 and the $518 million (3.30 percent of average loans outstanding) in the first quarter of 2010.
     The ratio of the allowance for credit losses to period-end loans was 2.78 percent (2.97 percent excluding covered loans) at March 31, 2011, compared with 2.81 percent (3.03 percent excluding covered loans) at December 31, 2010, and 2.85 percent (3.20 percent excluding covered loans) at March 31, 2010. The ratio of the allowance for credit losses to nonperforming loans was 133 percent (180 percent excluding covered loans) at March 31, 2011, compared with 136 percent (192 percent excluding covered loans) at December 31, 2010, and 109 percent (156 percent excluding covered loans) at March 31, 2010.
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

CREDIT RATIOS	Table 9

	1Q	4Q	3Q	2Q	1Q
(Percent)	2011	2010	2010	2010	2010

Net charge-offs ratios (a)
Commercial	1.19	1.11	1.49	2.23	2.41
Lease financing	.94	1.12	1.18	1.41	2.14
Total commercial	1.16	1.11	1.45	2.12	2.38

Commercial mortgages	.59	1.33	1.72	1.11	.73
Construction and development	4.61	6.54	4.56	7.31	6.80
Total commercial real estate	1.44	2.51	2.40	2.67	2.28

Residential mortgages	1.65	1.75	1.88	2.06	2.23

Credit card (b)	6.21	6.65	7.11	7.79	7.73
Retail leasing	.09	.09	.19	.37	.45
Home equity and second mortgages	1.75	1.72	1.62	1.64	1.88
Other retail	1.33	1.45	1.65	1.70	1.93
Total retail	2.59	2.75	2.95	3.16	3.30

Total net charge-offs, excluding covered loans	1.81	2.09	2.26	2.61	2.68

Covered loans	.05	.06	.14	.10	.06

Total net charge-offs	1.65	1.90	2.05	2.34	2.39

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (c)
Commercial	.12	.13	.19	.21	.18
Commercial real estate	.02	—	.05	.09	.01
Residential mortgages	1.33	1.63	1.75	1.85	2.26
Retail	.71	.81	.85	.95	1.00
Total loans, excluding covered loans	.52	.61	.66	.72	.78
Covered loans	5.83	6.04	4.96	4.91	3.90
Total loans	.99	1.11	1.08	1.16	1.12

Delinquent loan ratios - 90 days or more past due including nonperforming loans (c)
Commercial	1.12	1.37	1.67	1.89	2.06
Commercial real estate	4.17	3.73	4.20	4.84	5.37
Residential mortgages	3.45	3.70	3.90	4.08	4.33
Retail	1.23	1.26	1.26	1.32	1.37
Total loans, excluding covered loans	2.17	2.19	2.37	2.61	2.82
Covered loans	12.51	12.94	11.12	11.72	11.19
Total loans	3.07	3.17	3.23	3.56	3.74

(a)	Annualized and calculated on average loan balances

(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 6.45 percent for the first quarter of 2011, 7.21 percent for the fourth quarter of 2010, 7.84 percent for the third quarter of 2010, 8.53 percent for the second quarter of 2010 and 8.42 percent for the first quarter of 2010.

(c)	Ratios are expressed as a percent of ending loan balances.
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

ASSET QUALITY	Table 10

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
($ in millions)	2011	2010	2010	2010	2010

Nonperforming loans
Commercial	$439	$519	$594	$669	$758
Lease financing	54	78	111	115	113

Total commercial	493	597	705	784	871
Commercial mortgages	635	545	624	601	596
Construction and development	835	748	799	1,013	1,236

Total commercial real estate	1,470	1,293	1,423	1,614	1,832
Residential mortgages	685	636	614	607	550
Retail	330	293	262	237	229

Total nonperforming loans, excluding covered loans	2,978	2,819	3,004	3,242	3,482
Covered loans	1,151	1,244	1,172	1,360	1,524

Total nonperforming loans	4,129	4,063	4,176	4,602	5,006
Other real estate (a)	480	511	537	469	482
Covered other real estate (a)	390	453	679	791	861
Other nonperforming assets	21	21	22	23	31

Total nonperforming assets (b) (c)	$5,020	$5,048	$5,414	$5,885	$6,380

Total nonperforming assets, excluding covered assets	$3,479	$3,351	$3,563	$3,734	$3,995

Accruing loans 90 days or more past due, excluding covered loans	$949	$1,094	$1,165	$1,239	$1,321

Accruing loans 90 days or more past due	$1,954	$2,184	$2,110	$2,221	$2,138

Restructured loans that continue to accrue interest (d)	$2,431	$2,207	$2,180	$2,112	$2,008

Nonperforming assets to loans plus ORE, excluding covered assets (%)	1.92	1.87	2.02	2.17	2.34
Nonperforming assets to loans plus ORE (%)	2.52	2.55	2.76	3.05	3.31

(a)	Includes equity investments in entities whose only asset is other real estate owned

(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest

(c)	Includes $287 million of nonperforming assets from the FCB acquisition which were recorded at estimated fair value

(d)	Excludes temporary concessionary modifications under hardship programs
     Nonperforming assets at March 31, 2011, totaled $5,020 million, compared with $5,048 million at December 31, 2010, and $6,380 million at March 31, 2010. Total nonperforming assets at March 31, 2011, included $1,541 million of assets covered under loss sharing agreements with the FDIC that substantially reduce the risk of credit losses to the Company. In addition, total nonperforming asset at March 31, 2011, included $287 million of loans and other real estate owned from the FCB acquisition, which were not covered by a loss sharing agreement. The majority of these assets were considered credit-impaired at the time of the acquisition and all of the assets were recorded at estimated fair value. The ratio of
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

nonperforming assets to loans and other real estate was 2.52 percent (1.92 percent excluding covered assets) at March 31, 2011, compared with 2.55 percent (1.87 percent excluding covered assets) at December 31, 2010, and 3.31 percent (2.34 percent excluding covered assets) at March 31, 2010. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by the construction and land development portfolios, as well as by improvement in other commercial portfolios, partially offset by the FCB acquisition. Given current economic conditions, the Company expects nonperforming assets, excluding covered assets, to trend lower in the second quarter of 2011.
     Accruing loans 90 days or more past due were $1,954 million ($949 million excluding covered loans) at March 31, 2011, compared with $2,184 million ($1,094 million excluding covered loans) at December 31, 2010, and $2,138 million ($1,321 million excluding covered loans) at March 31, 2010. Restructured loans that continue to accrue interest increased compared with the first quarter of 2010 and the fourth quarter of 2010, primarily due to the impact of loan modifications for certain residential mortgage and consumer credit card customers in light of current economic conditions. The Company continues to work with customers to modify loans for borrowers who are having financial difficulties, including those acquired through FDIC-assisted acquisitions, but expects increases in restructured loans to moderate.

CAPITAL POSITION	Table 11

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
($ in millions)	2011	2010	2010	2010	2010

Total U.S. Bancorp shareholders’ equity	$30,507	$29,519	$29,151	$28,169	$26,709
Tier 1 capital	26,821	25,947	24,908	24,021	23,278
Total risk-based capital	34,198	33,033	32,265	31,890	30,858

Tier 1 capital ratio	10.8%	10.5%	10.3%	10.1%	9.9%
Total risk-based capital ratio	13.8	13.3	13.3	13.4	13.2
Leverage ratio	9.0	9.1	9.0	8.8	8.6
Tier 1 common equity ratio	8.2	7.8	7.6	7.4	7.1
Tangible common equity ratio	6.3	6.0	6.2	6.0	5.6
Tangible common equity as a percent of risk-weighted assets	7.6	7.2	7.2	6.9	6.5
     Total U.S. Bancorp shareholders’ equity was $30.5 billion at March 31, 2011, compared with $29.5 billion at December 31, 2010, and $26.7 billion at March 31, 2010. The increase over the prior year principally reflected corporate earnings, as well as the issuance, net of related discount, of $430 million of perpetual preferred stock in exchange for certain income trust securities in the second quarter of 2010. On
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

March 18, 2011, the Company announced an increase of the dividend rate to $.50 on an annualized basis, or $.125 on a quarterly basis. The board of directors of the Company also approved an authorization to repurchase up to 50 million shares of its outstanding common stock through December of 2011. This new authorization replaces the Company’s current share repurchase program. The Tier 1 capital ratio was 10.8 percent at March 31, 2011, compared with 10.5 percent at December 31, 2010, and 9.9 percent at March 31, 2010. The Tier 1 common equity ratio was 8.2 percent at March 31, 2011, compared with 7.8 percent at December 31, 2010, and 7.1 percent at March 31, 2010. The tangible common equity ratio was 6.3 percent at March 31, 2011, compared with 6.0 percent at December 31, 2010, and 5.6 percent at March 31, 2010. All regulatory ratios continue to be in excess of “well-capitalized” requirements. Additionally, the Tier 1 common ratio under anticipated Basel III guidelines was 7.7 percent as of March 31, 2011.

COMMON SHARES	Table 12

	1Q	4Q	3Q	2Q	1Q
(Millions)	2011	2010	2010	2010	2010

Beginning shares outstanding	1,921	1,918	1,917	1,916	1,913
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	7	3	1	1	4
Shares repurchased for stock option plans	(1)	—	—	—	(1)

Ending shares outstanding	1,927	1,921	1,918	1,917	1,916

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13

	Net Income Attributable
	to U.S. Bancorp			Percent Change		1Q 2011
($ in millions)	1Q	4Q	1Q	1Q11 vs	1Q11 vs	Earnings
Business Line	2011	2010	2010	4Q10	1Q10	Composition

Wholesale Banking and Commercial Real Estate	$206	$154	$9	33.8	nm	20%
Consumer and Small Business Banking	132	155	174	(14.8)	(24.1)	13
Wealth Management and Securities Services	50	57	53	(12.3)	(5.7)	5
Payment Services	287	264	111	8.7	nm	27
Treasury and Corporate Support	371	344	322	7.8	15.2	35

Consolidated Company	$1,046	$974	$669	7.4	56.4	100%

(a)	preliminary data
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

Lines of Business
     The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2011, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.
     Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking and Commercial Real Estate contributed $206 million of the Company’s net income in the first quarter of 2011, compared with $9 million in the first quarter of 2010 and $154 million in the fourth quarter of 2010. Wholesale Banking and Commercial Real Estate’s net income increased $197 million over the same quarter of 2010 due to higher total net revenue and a lower provision for credit losses, partially offset by an increase in total noninterest expense. Net interest income increased $45 million (9.7 percent) year-over-year due to higher average loan and deposit balances, improved spreads on new loans and an increase in loan fees, partially offset by the impact of declining rates on the margin benefit from deposits. Total noninterest income increased $28 million (10.5 percent), mainly due to growth in commercial products revenue across all products including syndication and other capital markets fees, foreign exchange and international trade revenue, and commercial loan and standby letters of credit fees. Total noninterest expense increased $26 million (9.5 percent) over a year ago, primarily due to higher compensation and employee benefits expense and increased shared services costs. The provision for credit
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

losses was $263 million (59.5 percent) lower year-over-year due to a reduction in net charge-offs and a decrease in reserve allocation.
     Wholesale Banking and Commercial Real Estate’s contribution to net income in the first quarter of 2011 was $52 million (33.8 percent) higher than the fourth quarter of 2010. This improvement was due to lower total noninterest expense and a reduction in the provision for credit losses, partially offset by a decline in total net revenue. Total net revenue was lower by $20 million (2.4 percent). Net interest income was $14 million (2.7 percent) lower on a linked quarter basis, principally due to fewer days in the current quarter and a reduction in the margin benefit of deposits, partially offset by higher loan and deposit balances and improved spreads on new loans. A $6 million (2.0 percent) decrease in total noninterest income was the result of lower commercial products revenue, primarily syndication and other capital markets fees, partially offset by an increase in equity investment revenue. Total noninterest expense decreased by $51 million (14.5 percent), largely due to lower compensation and employee benefits expense and a reduction in litigation costs. The provision for credit losses decreased $50 million (21.8 percent) on a linked quarter basis, primarily due to lower net charge-offs.
     Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $132 million of the Company’s net income in the first quarter of 2011, a $42 million (24.1 percent) decrease from the first quarter of 2010, and a $23 million (14.8 percent) decrease from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a $56 million reduction in its contribution from the same quarter of last year. The decrease in the retail banking division’s contribution from the same period of 2010 was principally due to higher total noninterest expense. Retail banking’s total net revenue was relatively flat compared with the first quarter of 2010 as an increase in net interest income was offset by a decline in total noninterest income. Net interest income increased 6.6 percent due to higher loan and deposit volumes, partially offset by the impact of lower rates on the margin benefit from deposits. Total noninterest income for the retail banking division decreased 13.5 percent from a year ago due to a reduction in deposit service charges, reflecting the impact of Company-initiated and regulatory revisions to overdraft fee policies, partially offset by core account growth. Total noninterest expense for the retail banking division in the first quarter of 2011 was 9.7 percent higher year-over-year,
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

principally due to higher compensation and employee benefits expense, shared services costs and net occupancy and equipment expenses related to business expansion, partially offset by lower other intangibles expense. The provision for credit losses for the retail banking division decreased .3 percent on a year-over-year basis. In the first quarter of 2011, the mortgage banking division’s contribution was $114 million, a 14.0 percent increase over the first quarter of 2010. The division’s total net revenue increased 12.3 percent over a year ago, reflecting increased interest income on higher average balances of mortgages and mortgage loans held-for-sale. Total noninterest expense for the mortgage banking division increased 12.6 percent over the first quarter of 2010, primarily due to higher compensation and employee benefits expense. The provision for credit losses increased 6.3 percent year-over-year, reflecting a change in the reserve allocation compared with the first quarter of 2010.
     Consumer and Small Business Banking’s contribution in the first quarter of 2011 was $23 million (14.8 percent) lower than the fourth quarter of 2010, due to lower total net revenue and higher total noninterest expense, partially offset by a reduction in the provision for credit losses. Within Consumer and Small Business Banking, the retail banking division’s contribution increased $19 million on a linked quarter basis, principally due to a 16.8 percent decrease in the provision for credit losses. Total net revenue for the retail banking division was relatively flat as a 1.4 percent decrease in net interest income due to the impact of lower rates on the margin benefit of deposits and fewer days in the current quarter, was offset by a 2.1 percent increase in total noninterest income, reflecting higher ATM processing services and equity investment revenue. Total noninterest expense for the retail banking division increased 3.7 percent on a linked quarter basis due to higher compensation and employee benefits expense and increased net occupancy and equipment expense due to business expansion. The provision for credit losses for the division decreased 16.8 percent due to lower net charge-offs and a decrease in the reserve allocation. The contribution of the mortgage banking division decreased 26.9 percent from the fourth quarter of 2010, driven by lower total net revenue and a higher provision for credit losses, partially offset by lower total noninterest expense. Total net revenue decreased 16.2 percent due to lower sales and origination revenue, partially offset by a higher net valuation of MSRs. Additionally, net interest income declined 11.8 percent on a linked quarter basis due to lower average mortgage loans held-for-sale balances. Total noninterest expense decreased 8.9 percent due to lower commission and incentive expense. The mortgage banking division’s provision for credit losses increased 24.4 percent on a linked quarter basis due to a higher reserve allocation.
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

     Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $50 million of the Company’s net income in the first quarter of 2011, a 5.7 percent decrease from the first quarter of 2010, and a 12.3 percent decrease from the fourth quarter of 2010. The decrease in the business line’s contribution compared with the same quarter of 2010 was due to higher total noninterest expense, partially offset by an increase in total net revenue. Total net revenue increased by $24 million (7.2 percent) year-over-year. Net interest income was higher by $24 million (36.9 percent), primarily due to higher average deposit balances, including the impact of the securitization trust acquisition. Total noninterest income was flat compared with the first quarter of 2010. Trust and investment management fees declined, primarily due to the transfer of the long-term asset management business to Nuveen Investments, partially offset by the positive impact of the securitization trust acquisition and improved market conditions. Additionally, there was an increase in investment product fees due to increased sales volume. Total noninterest expense increased by $26 million (10.5 percent), due to higher compensation and employee benefits expense and the impact of the securitization trust acquisition, partially offset by a reduction in other intangibles expense. The provision for credit losses was higher due to an increase in the reserve allocation.
     The business line’s contribution in the first quarter of 2011 was lower than the prior quarter by $7 million (12.3 percent). Total net revenue decreased $4 million (1.1 percent). Total noninterest income decreased $13 million (4.6 percent) on a linked quarter basis, mainly due to the transfer of the long-term asset management business to Nuveen Investments in the fourth quarter of 2010, partially offset by the positive impact of the securitization trust acquisition. This decline was partially offset by a $9 million (11.3 percent) increase in net interest income due to the impact of the securitization trust acquisition. The provision for credit losses was $6 million higher than the prior quarter due to an increase in the reserve allocation.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $287 million of the Company’s net income in the first quarter of 2011, an increase of $176 million over the same period of 2010, and an increase of $23 million (8.7 percent) over the prior quarter. The increase year-over-year was primarily due to a lower provision for credit losses. Total net
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

revenue increased $5 million (.5 percent) year-over-year. Net interest income decreased $15 million (4.3 percent) due in large part to lower retail credit card average loan balances and loan fees, while total noninterest income increased $20 million (2.7 percent) year-over-year, primarily due to increased transaction volumes, including business expansion. Total noninterest expense increased $26 million (5.9 percent), driven by higher compensation and employee benefits expense and processing costs, partially offset by lower other intangibles expense. The provision for credit losses decreased $301 million (65.0 percent) due to lower net charge-offs and a favorable change in the reserve allocation due to improved loss rates.
     Payment Services’ contribution in the first quarter of 2011 was $23 million (8.7 percent) higher than the fourth quarter of 2010, driven by a lower provision for credit losses and a decrease in total noninterest expense, partially offset by lower total net revenue. Total net revenue was lower by $50 million (4.4 percent) compared with the fourth quarter of 2010, as a $5 million (1.5 percent) increase in net interest income was more than offset by a $55 million (6.7 percent) decrease in total noninterest income, principally due to seasonally lower merchant processing and credit and debit card transaction volumes. Total noninterest expense decreased $48 million (9.4 percent) on a linked quarter basis, principally due to the timing of marketing programs and lower other intangibles expense. The provision for credit losses decreased $44 million (21.4 percent) due to lower net charge-offs and a reduction in the reserve allocation, as the outlook for future losses on the credit card portfolios moderated.
     Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $371 million in the first quarter of 2011, compared with net income of $322 million in the first quarter of 2010 and net income of $344 million in the fourth quarter of 2010. Net interest income decreased $51 million (10.3 percent) from the first quarter of 2010, reflecting the impact of the current rate environment, lower average covered asset balances, wholesale funding decisions and the Company’s asset/liability position. Total noninterest income increased by $108 million year-over-year principally due to the FCB and Visa Gains and lower net securities losses. Total noninterest expense decreased $4 million (2.8 percent) as a favorable variance in the shared services allocation was partially offset by higher pension costs.
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

     Net income in the first quarter of 2011 was higher on a linked quarter basis, principally due to lower total noninterest expense. Total net revenue was lower than the fourth quarter of 2010 by $50 million (8.7 percent), largely due to the Nuveen and Visa Gains that were recorded in the fourth quarter of 2010, partially offset by FCB and Visa Gains recorded in the first quarter of 2011 and lower net securities losses. The $93 million (39.9 percent) decrease in total noninterest expense from the fourth quarter of 2010 was primarily due to seasonally lower costs related to affordable housing and other tax-advantaged projects, as well as lower acquisition integration costs and professional services expense.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
On Tuesday, April 19, 2011, at 7:00 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 52244910. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Tuesday, April 19th, and will run through Tuesday, April 26th, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 52244910. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank”. The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.
Minneapolis-based U.S. Bancorp (“USB”), with $311 billion in assets, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,082 banking offices in 25 states and 5,238 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be impacted by effects of recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.
For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.
Non-Regulatory Capital Ratios
In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:
•	Tangible common equity to tangible assets,

•	Tier 1 common equity to risk-weighted assets,

•	Tangible common equity to risk-weighted assets, and

•	Tier 1 common equity to risk-weighted assets using anticipated Basel III definition.
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U.S. Bancorp Reports First Quarter 2011 Results
April 19, 2011

These non-regulatory capital ratios are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market conditions. Additionally, presentation of these ratios allows readers to compare the Company’s capitalization to other financial services companies. These ratios differ from capital ratios defined by banking regulators principally in that the numerator excludes trust preferred securities and preferred stock, the nature and extent of which varies among different financial services companies. These ratios are not defined in generally accepted accounting principals (“GAAP”) or federal banking regulations. As a result, these non-regulatory capital ratios disclosed by the Company may be considered non-GAAP financial measures.
Because there are no standardized definitions for these non-regulatory capital ratios, the Company’s calculation methods may differ from those used by other financial services companies. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-regulatory capital ratios.
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	March 31,
(Unaudited)	2011	2010

Interest Income
Loans	$2,552	$2,505
Loans held for sale	63	44
Investment securities	428	410
Other interest income	57	34

Total interest income	3,100	2,993
Interest Expense
Deposits	234	236
Short-term borrowings	133	128
Long-term debt	281	277

Total interest expense	648	641

Net interest income	2,452	2,352
Provision for credit losses	755	1,310

Net interest income after provision for credit losses	1,697	1,042
Noninterest Income
Credit and debit card revenue	267	258
Corporate payment products revenue	175	168
Merchant processing services	301	292
ATM processing services	112	105
Trust and investment management fees	256	264
Deposit service charges	143	207
Treasury management fees	137	137
Commercial products revenue	191	161
Mortgage banking revenue	199	200
Investment products fees and commissions	32	25
Securities gains (losses), net	(5)	(34)
Other	204	135

Total noninterest income	2,012	1,918
Noninterest Expense
Compensation	959	861
Employee benefits	230	180
Net occupancy and equipment	249	227
Professional services	70	58
Marketing and business development	65	60
Technology and communications	185	185
Postage, printing and supplies	74	74
Other intangibles	75	97
Other	407	394

Total noninterest expense	2,314	2,136

Income before income taxes	1,395	824
Applicable income taxes	366	161

Net income	1,029	663
Net (income) loss attributable to noncontrolling interests	17	6

Net income attributable to U.S. Bancorp	$1,046	$669

Net income applicable to U.S. Bancorp common shareholders	$1,003	$648

Earnings per common share	$.52	$.34
Diluted earnings per common share	$.52	$.34
Dividends declared per common share	$.125	$.050
Average common shares outstanding	1,918	1,910
Average diluted common shares outstanding	1,928	1,919

U.S. Bancorp
Consolidated Ending Balance Sheet

	March 31,	December 31,	March 31,
(Dollars in Millions)	2011	2010	2010

	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$13,800	$14,487	$8,380
Investment securities
Held-to-maturity	8,213	1,469	625
Available-for-sale	52,248	51,509	46,288
Loans held for sale	4,141	8,371	3,884
Loans
Commercial	49,272	48,398	46,312
Commercial real estate	35,437	34,695	34,207
Residential mortgages	32,344	30,732	26,520
Retail	63,745	65,194	63,191

Total loans, excluding covered loans	180,798	179,019	170,230
Covered loans	17,240	18,042	20,923

Total loans	198,038	197,061	191,153
Less allowance for loan losses	(5,270)	(5,310)	(5,235)

Net loans	192,768	191,751	185,918
Premises and equipment	2,508	2,487	2,246
Goodwill	8,947	8,954	9,007
Other intangible assets	3,415	3,213	3,388
Other assets	25,422	25,545	22,692

Total assets	$311,462	$307,786	$282,428

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$47,039	$45,314	$38,913
Interest-bearing	129,344	129,381	117,922
Time deposits greater than $100,000	31,910	29,557	27,204

Total deposits	208,293	204,252	184,039
Short-term borrowings	31,021	32,557	31,196
Long-term debt	31,775	31,537	32,399
Other liabilities	9,038	9,118	7,406

Total liabilities	280,127	277,464	255,040
Shareholders’ equity
Preferred stock	1,930	1,930	1,500
Common stock	21	21	21
Capital surplus	8,215	8,294	8,267
Retained earnings	27,769	27,005	24,597
Less treasury stock	(6,089)	(6,262)	(6,409)
Accumulated other comprehensive income (loss)	(1,339)	(1,469)	(1,267)

Total U.S. Bancorp shareholders’ equity	30,507	29,519	26,709
Noncontrolling interests	828	803	679

Total equity	31,335	30,322	27,388

Total liabilities and equity	$311,462	$307,786	$282,428

U.S. Bancorp
Non-Regulatory Capital Ratios

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in Millions, Unaudited)	2011	2010	2010	2010	2010

Total equity	$31,335	$30,322	$29,943	$28,940	$27,388
Preferred stock	(1,930)	(1,930)	(1,930)	(1,930)	(1,500)
Noncontrolling interests	(828)	(803)	(792)	(771)	(679)
Goodwill (net of deferred tax liability)	(8,317)	(8,337)	(8,429)	(8,425)	(8,374)
Intangible assets, other than mortgage servicing rights	(1,342)	(1,376)	(1,434)	(1,525)	(1,610)

Tangible common equity (a)	18,918	17,876	17,358	16,289	15,225

Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition	26,821	25,947	24,908	24,021	23,278
Trust preferred securities	(3,949)	(3,949)	(3,949)	(3,949)	(4,524)
Preferred stock	(1,930)	(1,930)	(1,930)	(1,930)	(1,500)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(694)	(692)	(694)	(694)	(692)

Tier 1 common equity using Basel I definition (b)	20,248	19,376	18,335	17,448	16,562

Tier 1 capital, determined in accordance with prescribed regulatory requirements using anticipated Basel III definition	21,855
Preferred stock	(1,930)
Noncontrolling interests of real estate investment trusts	(667)

Tier 1 common equity using anticipated Basel III definition (c)	19,258

Total assets	311,462	307,786	290,654	283,243	282,428
Goodwill (net of deferred tax liability)	(8,317)	(8,337)	(8,429)	(8,425)	(8,374)
Intangible assets, other than mortgage servicing rights	(1,342)	(1,376)	(1,434)	(1,525)	(1,610)

Tangible assets (d)	301,803	298,073	280,791	273,293	272,444

Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (e)	247,486 *	247,619	242,490	237,145	234,042
Risk-weighted assets using anticipated Basel III definition (f)	251,625 *
Ratios *
Tangible common equity to tangible assets (a)/(d)	6.3%	6.0%	6.2%	6.0%	5.6%
Tier 1 common equity to risk-weighted assets using Basel I definition (b)/(e)	8.2	7.8	7.6	7.4	7.1
Tier 1 common equity to risk-weighted assets using anticipated Basel III definition (c)/(f)	7.7
Tangible common equity to risk-weighted assets (a)/(e)	7.6	7.2	7.2	6.9	6.5

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
Note: Anticipated Basel III definitions reflect adjustments for changes to the related elements as proposed in December 2010 by regulatory authorities.